Exhibit 10.1

AMENDMENT 2005-1

TO THE

CATELLUS DEVELOPMENT CORPORATION

DEFERRED COMPENSATION PLAN

WHEREAS, Catellus Development Corporation (the “Company”) maintains the Catellus Development Corporation Deferred Compensation Plan (the “DCP”);

WHEREAS, the American Jobs Creation Act of 2004 added a new Section 409A to the Internal Revenue Code establishing new rules regarding the taxation of nonqualified deferred compensation plans, effective for amounts deferred after December 31, 2004 (the “New Law”);

WHEREAS, under the New Law, amounts deferred on and after January 1, 2005 under the DCP would be immediately taxable to participants;

WHEREAS, the Compensation and Benefits Committee of the Board of Directors of the Company has instructed management to prepare a new deferred compensation plan (a “New DCP”) that will comply with the New Law to be adopted by the Company no later than December 31, 2005;

WHEREAS, recent guidance issued by the Internal Revenue Service specifies that bonuses earned by DCP participants in 2004 that become payable in 2005 will, if subject to a deferral election, be treated as amounts deferred after December 31, 2004 for purposes of the New Law;

WHEREAS, such recent guidance also allows deferred compensation plans to be amended to give participants the opportunity to revoke, in whole or in part, certain outstanding elections to defer compensation;

WHEREAS, such recent guidance also allows participants to elect to defer certain performance-based compensation based on services performed over a period of at least twelve months no later than six months before the end of that period;

WHEREAS, it is desirable to preserve the deferral of taxes on 2004 bonuses, 2005 bonuses and 2005 salary subject to deferral elections for DCP participants who do not revoke their elections to defer such compensation; and

WHEREAS, it is therefore desirable to amend the DCP (1) to reflect the cessation of further deferrals thereunder after 2004, (2) to provide DCP participants with the opportunity to revoke their deferral elections for their 2004 bonuses and 2005 salary and make new deferral elections for their 2005 bonuses, and (3) to the extent that any such deferral elections are not so revoked, to redirect the deferral of 2004 deferred bonuses, 2005 deferred salary and 2005 deferred bonuses to a New DCP.

NOW, THEREFORE, effective as of January 1, 2005, the DCP is hereby amended as follows:

1.	Article 2 of the DCP is hereby amended by adding the following new Sections 2.6 and 2.7 to the end thereof:

“2.6 Cessation of Compensation Deferrals. Notwithstanding any other Plan provision to the contrary, no amount of Compensation earned for services performed in Plan Years beginning after December 31, 2004 shall be deferred under this Plan. Accordingly, any election to defer Compensation under this Plan shall terminate as to future earnings as of December 31, 2004 and shall no longer have any force or effect under this Plan as to future earnings. Subject to Section 2.7 hereof, Bonuses that were earned in 2004 and Bonuses and Base Salary earned in 2005, in each case, that are subject to deferral elections made under the terms of this Plan shall not be credited under this Plan, but shall be credited under a new deferred compensation plan to be adopted in 2005 (a “New DCP”) in accordance with the terms of the New DCP and shall be subject to the terms and conditions of such New DCP, including, without limitation, its distribution provisions. No new deferral elections shall be made under this Article 2 with respect to Compensation earned after December 31, 2004. Investment earnings (and losses) shall continue to be credited (or debited) to each Participant’s Account(s) as provided in Article 5.”

“2.7. Opportunity to Revoke Deferral Election. Notwithstanding anything contained herein to the contrary, (i) any Participant who elected to defer his or her 2004 Bonus may revoke his or her deferral election in its entirety, (ii) any Participant who elected to defer his or her 2005 Base Salary may revoke his or her deferral election in part or in its entirety and (iii) any Participant who elected to defer his or her 2005 Bonus may file a new deferral election with respect to such 2005 Bonus, in each case as provided in this Section 2.7. Such revocation election with respect to 2004 Bonus and/or 2005 Base Salary or new deferral election with respect to 2005 Bonus must be in writing on a form provided by the Administrator and must be filed with the Administrator on or before February 4, 2005. Any Participant who revokes his or her 2004 Bonus deferral election as provided herein shall receive such Bonus in cash at or about the same time that such 2004 Bonus is paid to other employees of the Company. Any Participant who revokes his or her 2005 Base Salary deferral election in its entirety as provided herein shall receive (A) any such Base Salary that was credited to his or her Account as of February 28, 2005 in cash as soon as administratively practicable following such date (but no later than March 31, 2005) and (B) any 2005 Base Salary that was not credited to the Participant’s Account as of such date and any Base Salary that had not been earned as of such date will be paid in accordance with the Company’s standard payroll practices. If any Participant revokes his or her 2005 Base Salary deferral election in part as provided herein, such partial revocation shall be effective with respect to 2005 Base Salary that is earned on and after April 1, 2005.”

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment this      day of                     , 2005.

CATELLUS DEVELOPMENT CORPORATION

By:

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